Exhibit 10.5

SERVICES AGREEMENT

BY AND AMONG

ENERVEST, LTD.,

ENERVEST OPERATING, L.L.C.,

AND

HARVEST OIL & GAS CORP.

JUNE 4, 2018

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ARTICLE VII. INDEMNITIES		14

7.1	Service Provider Indemnity	14
7.2	Owner Indemnity	14
7.3	DISCLAIMERS	14
7.4	Disclaimer of Application of Anti-Indemnity Statutes	15

ARTICLE VIII. NON-SOLICITATION		15
8.1	Non-Solicitation	15

ARTICLE IX. REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES		15
9.1	Representations and Warranties	15
9.2	Additional Owner Group Representations	16
9.3	Service Provider Responsibilities	16

ARTICLE X. MISCELLANEOUS		16
10.1	Counterparts	16
10.2	Notices	17
10.3	Governing Law; Venue	18
10.4	Non-Compensatory Damages	19
10.5	Waiver; Rights Cumulative	19
10.6	Entire Agreement	20
10.7	Amendment	20
10.8	Parties in Interest	20
10.9	Assignment	20
10.10	Further Assurances	20
10.11	Preparation of Agreement	20
10.12	Severability	21
10.13	No Recourse	21
10.14	Interpretation	21
10.15	Confidentiality	21
10.16	Publicity	23
10.17	Performance Dispute Resolution	23

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SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is executed and agreed to as of June 4, 2018 (the “Effective Date”), by and among EnerVest, Ltd., a Texas limited partnership (“EnerVest Management”), EnerVest Operating, L.L.C., a Delaware limited liability company (“EVOC” and together with EnerVest Management, “Service Provider”), and Harvest Oil & Gas Corp., a Delaware corporation (“Owner”). Service Provider and Owner are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties”.

RECITALS

WHEREAS, pursuant to this Agreement, Owner desires to have Service Provider perform, and Service Provider agrees to perform, the Services (hereinafter defined) pursuant to and in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions. As used in this Agreement, capitalized terms shall have the meanings set forth on Annex A attached hereto.

ARTICLE II.
POWER AND AUTHORITY; SERVICES

2.1           Service Provider Power and Authority; Services.

(a)          Subject to the direction and control of the Owner Group, the terms and provisions of this Agreement, and the Development Plan and Budget, and subject to the limitations set forth in Section 2.3, Service Provider shall provide the Owner Group with services substantially identical in scope, nature and quality to the services historically provided by Service Provider under the Omnibus Agreement, including certain accounting, financial, managerial, project management, business development, marketing, operational, land, lease maintenance, regulatory, environmental, geological and geophysical, engineering, tax, information technology and other day-to-day services reasonably necessary to operate the business of the Owner Group, including the services more particularly described on Exhibit A attached hereto, but in each case excluding the Excluded Services (the “Services”). The Service Provider shall perform the Services in consideration for the Services Fee at the Service Provider’s cost; provided, however, that Service Provider will not be responsible for Owner Group Costs, and, notwithstanding anything to the contrary, nothing shall require Service Provider to advance its own funds for Owner Group Costs.

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(b)          As part of the Services, Service Provider will use its commercially reasonable efforts to propose, conduct and complete all operations and activities contemplated by the Development Plan and Budget at the times contemplated by the Development Plan and Budget. Service Provider shall promptly notify the Owner Group in writing if at any time Service Provider reasonably expects to exceed the aggregate amount set forth in the Development Plan and Budget for any category of expenses. Notwithstanding anything in this Agreement to the contrary (other than Section 2.2), in no event shall Service Provider incur any costs or expenses for the account of Owner or reimbursable by Owner in an amount greater than 10% in excess of the aggregate amount set forth in the Development Plan and Budget for any category of expenses without the prior written consent of Owner.

(c)          Owner shall have the right from time to time to elect to cease having Service Provider provide any of the Services and to provide such Services itself or by another service provider, and upon request from Owner, Service Provider will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner. For the avoidance of doubt any such election shall not result in a reduction of the Services Fee.

(d)          If at any time Service Provider fails or is unable to perform any of the Services, Service Provider shall immediately notify Owner in writing of those Services that Service Provider has failed or is unable to perform. Owner may also notify Service Provider in writing if Owner determines that Service Provider has failed or is unable to perform any of the Services. In either case, if Service Provider does not cure such failure or inability (which cure may include obtaining reasonable replacement services therefor) within thirty (30) days after delivery of the applicable notice, Owner Group shall use commercially reasonable efforts to obtain reasonable replacement services therefor. In such event, Owner Group shall have the right to deduct the amount of any and all costs, fees and/or expenses related to such replacement services so incurred by Owner Group from its payments of the Services Fee; provided, however, pursuant to the dispute resolution procedures set forth in Section 10.17, in the case of an Owner notification under this subsection, Service Provider may dispute that it has failed, or is unable, to perform any of the Services, in which case there shall be no deduction from the Services Fee until such time as there has been a final determination that Service Provider has failed, or is unable, to perform those Services which Owner alleges that Service Provider has failed, or is unable, to perform. If it is ultimately determined that Service Provider has in fact failed or been unable to perform any of the Services for which Owner Group has obtained reasonable replacement services and has incurred costs, fees and/or expenses which were not deducted because of the operation of this Section 2.1(d), Service Provider will reimburse Owner Group for such costs, fees and/or expenses. The Service Provider’s obligations to make such reimbursement shall survive the termination of this Agreement for any reason until any such dispute is resolved and any reimbursement owed to Owner Group has been paid.

(e)          The Owner Group will be responsible for the following, at its own expense (the “Excluded Services”):

(i)	Owner’s chief executive officer, chief financial officer, general counsel and investor relations personnel, including all salaries and benefits of such personnel except as otherwise expressly provided for on Exhibit A;

(ii)	Owner Group D&O insurance;

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(iii)	selecting, engaging and overseeing Third Party financial auditors (however, the Services will include financial reporting, auditing, internal controls and providing SEC reporting information to Owner Group and its Third Party financial auditors);

(iv)	Third Party Owner Group reserve reports, including selecting, engaging and overseeing Third Party reserve engineers (however, the Services will include internal reserves engineering, including estimating and internal reporting of Asset-level reserves);

(v)	selecting, engaging, and overseeing Owner Group outside counsel and investment bankers;

(vi)	Third Party Sarbanes Oxley compliance costs; and

(vii)	other items agreed to in writing by Owner and Service Provider to be Excluded Services.

2.2           Emergency. In the event of an imminent emergency relating to the Assets (“Emergency”), while acting as a Reasonable and Prudent Service Provider, Service Provider shall, without any prior notice to, or approval from, the Owner Group, take all customary measures consistent with the standards set forth in Section 2.9 for the protection of life, health, the environment and property. In such event, Service Provider shall use commercially reasonable efforts to notify the Owner Group of the existence or occurrence of such an imminent Emergency as soon as reasonably possible after the Emergency occurs, but in any event within twenty four (24) hours of its being put on notice of an imminent Emergency, setting forth the nature of the imminent Emergency, the corrective action taken or proposed to be taken, and the actual or estimated cost and expense associated with such corrective action.

2.3           Limitations on Service Provider’s Authority. Notwithstanding anything herein to the contrary, without the prior written consent of the Owner Group, Service Provider shall not take any action set forth on Exhibit B. The Owner Group may at any time amend Exhibit B by providing written notice to Service Provider, which notice shall include an amended Exhibit B reflecting such amendment. Any such amendment shall be effective upon Service Provider’s receipt of such written notice.

2.4           Service Provider’s Delegation of Authority.

(a)          Service Provider shall be permitted to use Affiliates of Service Provider and the officers and employees of any of its Affiliates in order to perform the Services. Service Provider may not delegate any authority, power, or right that could not be exercised directly by Service Provider under this Agreement.

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(b)          If any Person other than Service Provider is used to perform any of the Services (or any part of the Services), the performance by such Person of such Services shall be treated hereunder as if Service Provider performed such Services itself, and if the costs of such performance by Service Provider would have been borne by the Service Provider under the provisions of this Agreement, then the costs of such performance by such Person shall be borne by Service Provider and shall not result in incremental costs to the Owner Group. Service Provider agrees that upon written notice (stating adequate cause related to inadequate performance or cost issues) provided by Owner after consultation with Service Provider, Service Provider shall use commercially reasonable efforts to replace any Third Party service provider identified by the Owner Group to cease performing the Services on behalf of Service Provider

2.5           Key Persons.

(a)          At all times, at Service Provider’s sole cost and expense, Service Provider shall retain and have available to it a professional staff and outside consultants and contractors which together shall be reasonably adequate in size, experience and competency to discharge properly the duties and functions of Service Provider hereunder. Service Provider shall devote personnel and time and grant access to such assets and buildings of Service Provider as are necessary to provide the Services consistent with the standards set forth in this Agreement.

(b)          Service Provider shall cause the Key Persons to devote a reasonable and sufficient amount of their professional time and efforts to providing the Services to ensure that the Service Provider fully performs its obligations under this Agreement, in each case so long as such individuals are employed by Service Provider. Service Provider may, after obtaining Owner’s prior written consent (not to be unreasonably withheld, conditioned or delayed), replace any Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person. If any Key Person’s employment with Service Provider terminates for any reason or any Key Person is no longer providing the Services as required by this Section 2.5(b), Service Provider shall thereafter use commercially reasonable efforts, after obtaining Owner’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to promptly replace such Key Person with another employee of substantially equal experience and expertise as the Key Person being replaced, in which case the replacement employee shall become a Key Person.

2.6           Other Business Pursuits. The Owner Group acknowledges that Service Provider is not providing services exclusively to the Owner Group, and Service Provider may and will continue to from time to time provide services (including services substantially similar to the Services) to other persons (including Affiliates of Service Provider) as long as it may do so consistent with the dedication of Key Persons to the performance of the Services made under Section 2.5 and subject to any other written agreement between any member of the Owner Group and Service Provider or any of its Affiliates.

2.7           Operatorship; Certain Conditions of Service.

(a)          In providing the Services hereunder, Service Provider is acting as and shall be considered an independent contractor and not a joint or co-employer with the Owner Group or any of its Affiliates. Nothing contained in this Agreement is intended to, or shall be deemed or construed to, create any partnership, joint venture or enterprise, or employment relationship between or among the Owner Group or any of its Affiliates on the one hand, and Service Provider or any of its Affiliates on the other hand, or impose any liability as such on any of them.

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(b)          Subject to the terms of this Agreement, Service Provider shall, in its sole discretion, select, employ or retain, remove, supervise, and direct all employees, independent contractors, or other personnel of Service Provider necessary for the satisfactory performance of the Services, and shall determine all wages, benefits, and other compensation (including, if applicable, any retirement and health and welfare or other benefits) to all such personnel; provided, however, that Service Provider agrees that upon written notice, the Owner Group shall have the ability to refuse to accept the performance of the Services by any individual that does not adhere to the terms and standards herein. Service Provider shall be solely responsible for paying all wages and other compensation, providing all benefits, and complying with the Fair Labor Standards Act, as amended, and all other federal, state, and local wage and hour and overtime laws, Employee Retirement Income Security Act of 1974, as amended, federal, state, and local anti-discrimination or anti-retaliation laws, and all other federal, state, and local laws applicable to the Service Provider or the Services hereunder. The Service Provider will indemnify, defend and hold harmless the Owner Group from any and all Liabilities incurred by the Owner Group by reason of or arising out of any of the foregoing.

2.8           Insurance. Service Provider shall maintain insurance of the type, in the amounts and with the limits, historically maintained by Service Provider in relation to the Assets. To the extent that the cost of such insurance is within the scope of Section 3.5(b), the cost shall be an Owner Group Cost. To the extent that the cost of such insurance is not within the scope of Section 3.5(b), the cost shall be covered by the Services Fee. Service Provider shall require all contractors and subcontractors to carry insurance under terms usual and customary in the industry. Owner Group shall be named insured on Asset-level insurance (e.g., property and casualty insurance and liability insurance). If Owner Group desires to maintain any of such insurance itself, instead of having it provided by Service Provider, Owner Group may provide such insurance itself, and in such event the Services Fee will be reduced by the amount of any resulting savings of Service Provider in the insurance costs that are not Owner Group Costs. If Owner Group desires insurance coverage in excess of that maintained by Service Provider, it may acquire such additional coverage at its cost. Notwithstanding anything herein to the contrary, the Owner Group shall not be required to pay or reimburse Service Provider for any blanket or area-wide regulatory bonds maintained by Service Provider in performing the Services, and the Owner Group shall only be required to reimburse Service Provider for the Owner Group’s share (based on Owner’s ownership interest in the Oil and Gas Interest underlying the Assets) of any regulatory bonds specific to any of the Assets.

2.9           Performance Standard. Service Provider shall perform the Services as a reasonable and prudent oil and gas operator, and in connection with matters not directly related to the operation of oil and gas assets in a reasonable manner in accordance with customary business practices, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with the terms of all applicable agreements affecting the Assets and/or this Agreement, and in compliance with all Laws. The standard of performance set forth in this Section 2.9 is referred to herein as acting as a “Reasonable and Prudent Service Provider”.

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2.10         Meetings. Representatives of Owner Group shall have the right from time to time at the request of Owner to be present at and participate in internal Service Provider meetings in which the operation of the Assets and the performance of the Services are discussed by Service Provider personnel. In addition, representatives of Service Provider (which shall include Key Persons and other senior representatives of Service Provider requested by Owner and appropriate for the materiality and subject matter of the meeting) and the Owner Group shall meet telephonically, or otherwise at a mutually agreeable location, at least once per Calendar Month (or more frequently as requested by the Owner Group) on a mutually agreeable day and time to discuss the Services performed by Service Provider, the past, current or future operation and development of the Assets and/or any other matters with respect to the Assets or the business of the Owner Group reasonably requested by Owner or Service Provider.

2.11         Actions by Owner Group. Any action, consent or approval required to be taken hereunder by any member of the Owner Group shall be taken by Owner and any notices to be given to or by the Owner Group shall be given to Owner.

2.12         Owner’s Delegation of Authority. On an annual basis (and, as of the Effective Date, for the remainder of 2018), Owner shall execute and deliver to Service Provider a revocable written instrument substantially in the form attached hereto as Exhibit E designating and appointing Service Provider as its agent and attorney-in-fact with full power and authority to perform the Services (the “Annual Delegation”).

ARTICLE III.
PAYMENTS

3.1           Services Fee.

(a)	For the period from January 1, 2018 to the Effective Date (the “Stub Period”), the Owner shall pay Service Provider an amount equal to $1,433,333.00 for each full Calendar Month during the Stub Period, plus the prorated amount for any partial Calendar Month during the Stub Period. The Owner shall also pay Service Provider the Extraordinary Expenses. The amounts payable by the Owner to Service Provider pursuant to this Section 3.1(a), to the extent not previously paid, shall be paid simultaneously with the first Services Fee payable under Section 3.1(b) hereof.

(b)	For the period from the Effective Date to December 31, 2018 (the “2018 Term”), the Owner shall pay Service Provider a fee of $1,433,333.00 per full Calendar Month (as may be revised or adjusted in accordance with Section 3.1(c), Section 3.2 and/or Section 3.3, the “Services Fee”) for the services described herein, plus the prorated amount for any partial Calendar Months during the 2018 Term, plus any fees resulting from any Prior Obligations, subject to adjustment as provided in Section 3.3 hereof. The Owner shall also pay Service Provider the Extraordinary Expenses.

(c)	For the remainder of the Initial Term following the 2018 Term, and for any Renewal Term, as applicable, the Services Fee shall be redetermined on an annual basis by the Parties in accordance with Section 3.2, subject to adjustment as provided in Section 3.3 hereof. The Owner shall also pay Service Provider the Extraordinary Expenses.

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3.2           Redetermination of Services Fee. The Parties agree to negotiate and adjust the Services Fee as appropriate based upon the Relevant Data, and such adjusted Services Fee shall be in effect during the Initial Term following the 2018 Term or any Renewal Term, as applicable. If the Parties are unable to agree to an adjusted Services Fee based upon the Relevant Data by February 15 of each Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, then the Services Fee during the Initial Term following the 2018 Term or any Renewal Term, as applicable, shall be determined by multiplying (i) the mean percentages of the Owner’s year-end 2P Reserves, year-end 2P PVs-10, projected current year production, Well Count and projected current year capital expenditures relative to the corresponding metric for total assets managed by Service Provider (in each case, excluding the Owner’s Monroe Field Assets), by (ii) the sum of (X) the then-current year-end Service Provider overhead budget, excluding expenses solely related to Service Provider’s non-Owner activities, (Y) to the extent not included in the then-current year-end Service Provider overhead budget, any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Service Provider LTIP in accordance with the terms and conditions thereof, excluding any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Service Provider LTIP in accordance with the terms and conditions thereof related to Service Provider’s non-Owner related employees, and (Z) any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Owner MIP in accordance with the terms and conditions thereof related to Service Provider’s Owner related employees, which amount shall be determined based on a methodology to be mutually agreed upon by the Parties, and (iii) then subtracting from the products of clauses (i) and (ii), any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Owner MIP in accordance with the terms and conditions thereof related to Service Provider’s Owner related employees, which amount shall be determined based on a methodology to be mutually agreed upon by the Parties. Notwithstanding anything to the contrary herein, the maximum annual increase in the product of (i) and (ii) shall not exceed the Services Rate Cap.

3.3           Material Acquisitions or Divestitures. The Parties agree to review and adjust in good faith the Services Fee for any material acquisition or divestiture in excess of $5.0 million which shall be prorated for the remainder of the then applicable Term, based on the incremental projected Service Provider overhead costs, or cost savings, as applicable, related to the acquisition or divesture. Such review and adjustment to the Services Fee made in accordance with this Section 3.3 shall be made within thirty (30) days of the closing of the applicable acquisition or divesture. Any adjustments made to the Services Fee pursuant to this Section 3.3 shall be effective at the time of closing for such acquisition or divesture.

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3.4           Payment Terms.

(a)          No later than the last calendar day of each Calendar Month, Service Provider shall deliver to Owner a monthly statement (each, a “Monthly Statement”) setting forth the Services Fee for the preceding Calendar Month and an itemized list of Owner Group Costs not paid directly from Owner Group funds that were incurred by Service Provider during such Calendar Month, along with documentation to support such Monthly Statement. Subject to Section 3.4(b), Owner shall pay to Service Provider the amount reflected in such Monthly Statement not later than the thirtieth (30th) day after the receipt of such Monthly Statement.

(b)          If Owner disputes all or any portion of any Monthly Statement delivered by Service Provider pursuant to this Agreement, Owner may deliver written notice of such dispute to Service Provider, setting forth in reasonable detail the reasons for such dispute. Notwithstanding the delivery of any such written notice of dispute, Owner shall pay, if applicable, to Service Provider the undisputed portions of such Monthly Statement in accordance with the terms of this Agreement. If it is determined by the Parties or otherwise that any amount is owed by either Party to the other Party hereunder, then the owing Party shall promptly (but in any event within five (5) Business Days after such determination) reimburse the other Party such amount.

(c)          All payments shall be made in U.S. dollars and by wire transfer of immediately available funds, to the account (or accounts) designated by the Person entitled to receipt of such payment.

3.5           Owner Group Financial Responsibility. The Owner Group shall be ultimately responsible for the payment (either directly or via reimbursement of the Service Provider) for the following costs (“Owner Group Costs”):

(a)	costs of performing the Excluded Services;

(b)	direct expenses incurred in the operation of the Owner Group’s business in connection with the Assets, or in the operation of the Assets, that Service Provider has historically allocated to direct asset expenses, as long as such expenses are customarily treated as direct asset expenses under GAAP and COPAS accounting procedures;

(c)	capital expenditures attributable to the Assets incurred in connection with the Development Plan and Budget;

(d)	taxes (other than taxes of Service Provider or any of its employees or other service providers);

(e)	royalties and costs payable to Third Parties in gathering, treating, processing, transporting and marketing Hydrocarbons from the Assets;

(f)	other items agreed in writing by Owner and Service Provider to be Owner Group Costs.

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3.6           Maintenance of Accounts and Records.

(a)          Service Provider shall maintain on behalf of the Owner Group all Records and other records, books, accounts, files, data, and other information that are required hereunder to be maintained by the Service Provider (other than the books and records of Service Provider referred to in Section 3.8) (such records, books, accounts, files, data, and other information, the “Owner Records and Data”). All Owner Records and Data maintained in electronic form shall be logically separate from all electronic records and data of Service Provider and its Affiliates. Service Provider shall ensure that no Persons other than authorized Persons will be able to access such Owner Records and Data, with the Persons so authorized being only those Persons for which access is reasonably necessary for the performance of the Services. Service Provider shall ensure that Owner Group and its Representatives have reasonable access to all Owner Records and Data (including all Owner Records and Data maintained in electronic form), in the case of physical records during reasonable business hours physically at the location at which such books and records are maintained, in each case to the greatest extent practicable as if such Owner Records and Data were maintained by Owner on its own behalf. All such Owner Records and Data shall be the property of the Owner Group and shall be delivered to Owner at Service Provider’s cost at the end of the Term and any Transition Services Period, together with the information systems on which electronic Owner Records and Data are maintained, including copies of all databases and other system applications in which such Owner Records and Data are maintained.

(b)          Service Provider shall maintain, separately and in accordance with GAAP, on behalf of the Owner Group, as Owner Records and Data, complete and accurate books of account and financial records reflecting the results of operations of the Owner Group relating to the Assets, including (a) complete and accurate accounts and records of all Owner Group Costs and all other expenses, costs, and Liabilities accrued or incurred by or on behalf of the Owner, including all Asset Taxes and Burdens paid on Hydrocarbons in connection with the Assets, and (b) complete and accurate accounts and records of all revenues accrued, invoiced, and/or received by Owner in connection with the Assets. Service Provider shall, at the request of the Owner Group, carry out or cause to be carried out an annual Asset-level audit of such books and records and shall assist Owner and its Representatives in connection with the preparation by Owner of the Owner Group audited financial statements. Service Provider shall provide to Owner Group an annual service organization control report for the benefit of Owner Group. Service Provider shall maintain any operations-related information that normally would be included as part of such accounting documentation, including invoices, operating and maintenance records, volumes of production, price received for Hydrocarbon sales, lease operating expenses, processing charges, gathering and transportation expenses, cash collections, cash payments and property tax allocations.

3.7           Taxes. Service Provider shall be responsible for all (i) income taxes resulting from amounts paid or payable to it under this Agreement, (ii) employment taxes and social security payments relating to its own employees, and (iii) all other taxes incurred by Service Provider that do not constitute Owner Group Costs. For the avoidance of doubt, Service Provider, and not Owner, shall treat the providers of services under this Agreement as employees for tax purposes.

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3.8           Service Provider Records; Audit.

(a)          Service Provider shall maintain complete and accurate books and records of its activities in connection with the performance of the Services, including any Owner Group Costs actually paid by Service Provider from its own funds. Service Provider shall retain all such books and records for a period of not less than two (2) Calendar Years following the end of the Calendar Year in which the Services are performed (the “Audit Period”) or any longer period if required by Law, including any statutory IRS audit period applicable to Owner Group.

(b)           Upon not less than ten (10) Business Days’ prior written notice to Service Provider during the Audit Period for any particular Calendar Year, Owner shall have the right to audit Service Provider’s books and records for the Calendar Year to which the Audit Period applies, and the costs charged to Owner in that Calendar Year. The cost of each such audit shall be borne by Owner. Unless otherwise mutually agreed, any audit shall be conducted at the principal office of Service Provider.

(c)          Owner may request information prior to the commencement of the audit, and Service Provider shall, to the extent available, provide the information requested as soon as practical in order to facilitate the forthcoming audit. The Service Provider will, to the extent practicable, provide the information in electronic format or hard copy within ten (10) Business Days after the written request.

(d)          In the event Owner discovers any discrepancies as a result of any audit performed hereunder, Owner may prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies. The Service Provider shall reply to the report in writing as soon as practical and in any event no later than thirty (30) days after delivery of the report. At the conclusion of an audit, Service Provider and Owner shall endeavor to promptly settle any outstanding matters.

(e)           All adjustments resulting from an audit which are agreed to by Service Provider and Owner shall be reflected promptly in Service Provider’s books and records and in the books and records of Owner maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties as provided in Section 3.8(d), within sixty (60) days after Owner delivers a written report pursuant to Section 3.8(d), unless otherwise agreed by the Parties, the dispute shall be resolved in accordance with the dispute resolution provisions in Section 3.9.

3.9           Disputed Charges. Owner may, during the Audit Period for any particular Calendar Year, take written exception to any invoice rendered by Service Provider for any expenditure or any part thereof charged to Owner in that Calendar Year, on the ground that the same was not a cost incurred by Service Provider for which Service Provider is entitled to reimbursement pursuant to this Agreement. If the amount as to which such written exception is taken or any part thereof is ultimately determined to be a cost for which Service Provider is not entitled to reimbursement pursuant to this Agreement, such amount or portion thereof (as the case may be) shall be paid by Service Provider to Owner together with interest at the Agreed Rate.

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ARTICLE IV.
TERM; TERMINATION

4.1           Term. The initial term of this Agreement shall be from the Effective Date until December 31, 2020 (the “Initial Term”). The Parties may extend the terms of this Agreement for additional periods of up to one (1) year by mutual written agreement (the “Renewal Term” and, together with the Initial Term, the “Term”) upon ninety (90) days’ prior written notice from the expiration of the Initial Term or Renewal Term, as applicable.

4.2           Termination. This Agreement may also be terminated as follows:

(a)          Automatically at the end of the Initial Term or then current Renewal Term, as applicable, upon the failure of the Parties to reach mutual agreement on a Renewal Term pursuant to Section 4.1;

(b)          Automatically upon ninety (90) days’ prior written notice by either Owner or Service Provider to the other, of (i) a Change of Control or (ii) a sale by the Owner Group of all or substantially all of the Assets (directly or indirectly, whether through an asset transaction or an equity transaction and whether through one transaction or a series of related transactions), other than any such sale to any of its Affiliates, Subsidiaries, parents, stockholders, members or other interest holders; provided that such termination shall be conditioned on the actual consummation of the applicable Change of Control or sale transaction;

(c)          Automatically upon written notice by Owner to Service Provider after the first anniversary of the Effective Date if the board of directors of Owner by majority vote of its members makes a good faith determination that Service Provider has failed to satisfactorily perform the Services (a “Performance Termination”);

(d)          Automatically upon written notice by Owner to Service Provider,

(i)	upon any Material HSE Event;

(ii)	upon Service Provider asserting a Force Majeure Event for more than forty-five (45) consecutive days or more than ninety (90) days in any three hundred sixty-five (365) day period;

(iii)	upon a Bankruptcy of Service Provider;

(e)          Automatically upon written notice by Owner to Service Provider, upon a material default or breach by Service Provider or any of its Affiliates of this Agreement which has not resulted solely from the breach by Owner Group of any of its obligations under this Agreement, if:

(i)          such material default or breach is capable of being cured and does not arise from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates, and such material default or breach is not cured within thirty (30) days after delivery by Owner to Service Provider or its Affiliates of written notice of such material default or breach;

(ii)         such material default or breach is not capable of being cured, is not capable of being cured within thirty (30) days after delivery by Owner to Service Provider or its Affiliates of written notice of such material default or breach, or arises from the gross negligence, willful misconduct or fraud of the Service Provider or its Affiliates.

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(f)          Automatically upon written notice by Service Provider to Owner, upon a material default or breach of this Agreement by Owner, if (i) such material default or default is not cured within thirty (30) days after delivery by Service Provider to Owner of written notice of such material default or breach by Owner and (ii) such material default or breach has not resulted from the actions or inactions of Service Provider or any of its Affiliates; or

(g)          At any time upon mutual written agreement of the Parties.

4.3           Effect of Termination. The terms of Section 3.8, this Section 4.3, Section 4.4, Article VII, Article X and Annex A shall survive any termination of this Agreement. Notwithstanding anything herein to the contrary, the termination of this Agreement shall not relieve either Party of any Liability or obligation accruing or that had accrued prior to the Termination Effective Date (including any Service Provider’s right to receive any amounts payable under Article III that have accrued prior to the date of termination) or deprive a Party not in breach of its rights to any remedy otherwise available to such Party. Upon the Termination Effective Date, to the extent not previously done, Service Provider shall promptly deliver to Owner all Owner Records and Data.

4.4           Transition Services Period. Within ten (10) Business Days following the termination of the Agreement pursuant to Section 4.2(a), Section 4.2(b) or Section 4.2(d), the Owner Group may request, and Service Provider agrees to provide, continued services from Service Provider in substantially the same manner as provided in this Agreement for a period of up to one (1) year (the “Transition Services Period”) following the termination of this Agreement. The Services Fee paid in connection with the Transition Services Period shall be determined in accordance with Section 3.1, subject to redetermination as provided in Section 3.2 and adjustment as provided in Section 3.3. Notwithstanding anything to the contrary in this Agreement, in addition to Service Provider’s obligations under Section 4.3, the Service Provider shall, during the Transition Services Period, continue to provide Services in accordance with this Agreement, and pursuant to the terms of this Agreement, and upon request from Owner will reasonably cooperate with Owner in the transition of such Services to the Owner Group or a new service provider specified by Owner.

ARTICLE V.
MARKETING OF PRODUCTION

5.1           Marketing Services.

(a)          If requested by Owner to provide marketing services under this Agreement, Service Provider shall (i) use commercially reasonable efforts to sell and market production from the Assets for the best available price, (ii) ensure that the Owner Group’s share of production from the Assets will be subject to the same (or better) prices and the same terms as are applicable to Service Provider and its Affiliates and (iii) perform such services as a Reasonable and Prudent Service Provider in accordance with prevailing industry standards and customs.

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(b)          Title to all Hydrocarbon production from the Assets will remain in the Owner Group at all times until such time as title to such production is required to be transferred to the purchasing Third Party counterparty under the terms of the applicable gathering, processing, fractionation, transportation, or marketing contracts, including the Existing Arrangements. Service Provider acknowledges and agrees that all funds and revenues received by Service Provider for the Owner Group’s production from the Assets shall remain the sole property of the Owner Group.

(c)          As requested by Service Provider from time to time, the Owner Group will reasonably cooperate and coordinate with Service Provider in order to permit Service Provider to provide marketing services with respect to the Assets; provided, however, the Owner Group shall not be required to take or consent to any action that requires the Owner Group’s consent under Exhibit B.

(d)          In addition to any information or reports described on Exhibit D, Service Provider shall promptly upon receipt or preparation provide to Owner all reports, notices and information prepared in the ordinary course of business by Service Provider (as such reports and information are produced or compiled) relating to the marketing services provided pursuant to this Agreement.

ARTICLE VI.
FORCE MAJEURE

6.1           Excused Performance. A Party shall not be responsible or liable for, or deemed in breach of, this Agreement for any delay or failure in the performance of its obligations under this Agreement (other than obligations to pay amounts owing under this Agreement) to the extent such performance is prevented by a Force Majeure Event; provided, that (a) the affected Party gives the other Party prompt written notice describing the particulars of the Force Majeure Event and the proposed cure; (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably attributable to the Force Majeure Event; (c) the affected Party uses commercially reasonable efforts to remedy its inability to perform its obligations under this Agreement or the Force Majeure Event (which efforts shall not require settlement of any labor or similar dispute on terms not acceptable to the Party claiming the Force Majeure Event); and (d) when the affected Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.

6.2           No Preclusion. The existence of a Force Majeure Event shall not relieve any Party of (a) any of its payment obligations under this Agreement, or (b) any other obligation under this Agreement to the extent that performance of such other obligation is not precluded by such Force Majeure Event.

6.3           Limitations on Effect of Force Majeure. In no event will any delay or failure of performance caused by a Force Majeure Event extend this Agreement beyond its Term.

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ARTICLE VII.
INDEMNITIES

7.1           Service Provider Indemnity. Service Provider hereby releases, indemnifies, defends and holds harmless Owner and the other Owner Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Service Provider Indemnified Parties or (b) for personal injury, illness, or death of or damage to and loss of property (whether real or personal, owned or leased) incurred or suffered by any Service Provider Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY OWNER INDEMNIFIED PARTY, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OWNER INDEMNIFIED PARTY. Owner must give Service Provider written notice of any claim under this Section 7.1 on or before the date that is twenty-four (24) Calendar Months counted from and after the end of the Term and any Transition Services Period (excluding such month in which the Term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.1(a) and/or Section 7.1(b).

7.2           Owner Indemnity. Owner hereby releases, indemnifies, defends and holds harmless Service Provider and the other Service Provider Indemnified Parties from and against any and all Liabilities (a) to the extent attributable to or arising out of the gross negligence or willful misconduct of any Owner Indemnified Party or (b) for personal injury, illness, or death of or damage to or loss of property (whether real or personal, owned or leased) incurred or suffered by any Owner Indemnified Party as a result of, relating to or arising out of, any Service Provider’s or any other of the Service Provider Indemnified Parties’ performance of the Services hereunder, REGARDLESS OF WHETHER SUCH LIABILITIES ARE THE RESULT OF (IN WHOLE OR IN PART) THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OTHER FAULT OR THE VIOLATION OF LAW, IN EACH CASE, OF OR BY ANY SERVICE PROVIDER, EXCEPT (IN EACH CASE) TO THE EXTENT SUCH LIABILITIES ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SERVICE PROVIDER INDEMNIFIED PARTY. Service Provider must give Owner written notice of any claim under this Section 7.2 on or before the date that is twenty-four (24) Calendar Months counted from and after the end of the Term or any Transition Services Period (excluding such month in which the term or the Transition Services Period ends, as applicable), after which no claim may be made against Service Provider by Owner or any Owner Indemnified Party under Section 7.2(a) and/or Section 7.2(b). Notwithstanding the foregoing, neither Service Provider nor any of its Affiliates shall be released by this Section 7.2 from liability arising from a breach of any non-operational, financial, or administrative obligation or Service under this Agreement.

7.3           DISCLAIMERS. Notwithstanding any other term of this Agreement to the contrary, except as provided in Section 2.9 and in Article IX, SERVICE PROVIDER makes no and disclaims any other representations and warranties, express, implied or statutory, with respect to the performance or results of the Services. OWNER, ON BEHALF OF ITSELF AND ITS AFFILIATES ACKNOWLEDGES AND AGREES THAT SERVICE PROVIDER SHALL HAVE NO LIABILITY TO OWNER IN CONNECTION WITH ANY DECISIONS MADE OR ACTIONS TAKEN BY OWNER IN RELIANCE UPON ANY INFORMATION OR ADVICE PROVIDED BY SERVICE PROVIDER HEREUNDER, SUCH DECISIONS BEING MADE OR ACTIONS TAKEN AT OWNER’S SOLE RISK.

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7.4           Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the transactions contemplated hereby or thereby.

ARTICLE VIII.
NON-SOLICITATION

8.1           Non-Solicitation. Neither Party shall hire or attempt to employ any of the other Party’s personnel during the Term of this Agreement and for a period of ninety (90) days after the expiration of the Term, or, if later, the Transition Services Period; provided, that the non-solicitation restriction in this Article VIII shall not apply in the event an employee of either Party or its Affiliates contacts any member of the other Party regarding employment in response to an advertisement identifying employment opportunities or if an employee of either Party or its Affiliates contacts any member of the other Party without having been solicited.

ARTICLE IX.
REPRESENTATIONS AND WARRANTIES; OTHER COVENANTS AND RESPONSIBILITIES

9.1           Representations and Warranties. Owner represents and warrants to Service Provider, and Service Provider represents and warrants to Owner, as follows:

(a)          Organization, Good Standing, Etc. Such Party is a limited liability company, corporation or other legal entity, that has been duly formed, validly existing and in good standing under the Laws of the State in which it is formed, and each duly qualified and/or licensed to the extent and as may be required by applicable Law, and in good standing in such State.

(b)          Authority; Enforceable Agreement. Such Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to such Party and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)          Legal Requirements. Such Party has, or before commencing activities in any State or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such State or other jurisdiction (i) in the case of Owner Group, required to carry out its business relating to the Assets and (ii) in the case of Service Provider, required for Service Provider to provide the Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Services are performed, such Party will be in compliance in all material respects with all terms and conditions of each of the foregoing.

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(d)          No Consent. No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or Third Party is required in connection with the execution, delivery or performance by such Party of this Agreement or to consummate any transactions contemplated hereby.

(e)          No Conflict. The execution, delivery, and performance by such Party of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the organizational documents of such Party, (ii)  result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract or agreement to which such Party is a party, (iii) violate in any material respect any judgment, order, ruling, regulation, or decree applicable to such Party as a party in interest, or (iv) violate any Law applicable to such Party.

9.2           Additional Owner Group Representations. Owner represents and warrants to Service Provider that it is sophisticated in the ownership and evaluation of oil and gas properties, and it shall exercise its own independent analysis and evaluation of operations as may be proposed by Service Provider. Owner has access to and, as necessary, shall seek the advice of its own legal, tax, economic, insurance, environmental, technical, engineering, operations, geological and geophysical advisors.

9.3           Service Provider Responsibilities.

(a)          Books and Records. Service Provider shall keep and maintain proper and complete books and records of all matters pertaining to performance of the Services. Owner shall have the right to (i) reasonably consult from time to time with the independent accountants and advisors of Service Provider regarding Service Provider’s performance of the Services; (ii) reasonably consult from time to time at reasonable times and following reasonable notice, with management of Service Provider at their respective places of business regarding performance of the Services, so long as such consultation does not unreasonably interfere with the operation of the business of Service Provider; and (iii) consult with any other personnel of Service Provider or to inspect any of the properties or assets of Service Provider utilized in Service Provider’s performance of the Services.

(b)          Financial Information. Service Provider shall provide to Owner prompt notice of any event that would reasonably be expected to have a material effect on Service Provider’s financial condition, business or operations. Service Provider shall assist Owner in the preparation of Owner’s financial statements and required public disclosures.

ARTICLE X.
MISCELLANEOUS

10.1         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or email scan transmission shall be deemed an original signature hereto.

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10.2         Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail transmission (provided that confirmation of the delivery of such electronic mail is requested and received, excluding automatic receipts, with the receiving Person affirmatively obligated to promptly acknowledge), or by telecopier or telegram (provided that notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours), addressed to Service Provider or Owner, as appropriate, at the address for such Person shown below or at such other address as Service Provider or Owner shall have theretofore designated by written notice delivered to the other Party:

If to Service Provider:

EnerVest, Ltd.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: J. Andrew West

Email: Awest@EnerVest.net

With a copy to (which shall not constitute notice):

EnerVest Operating, L.L.C.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Alex Zazzi

Email: Azazzi@EnerVest.net

If to Owner:

Harvest Oil & Gas Corp.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Nicholas Bobrowski

Fax: (713) 651-1260

Email: nbobrowski@hvstog.com

With a copy to (which shall not constitute notice):

Harvest Oil & Gas Corp.

1001 Fannin, Suite 800

Houston, Texas 77002

Attention: Mike Mercer

Fax: (713) 651-1260

Email: MMercer@hvstog.com

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Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). Service Provider or Owner may change the address to which such communications are to be addressed by giving written notice to the other Party in the manner provided in this Section 10.2.

10.3         Governing Law; Venue.

(a)           THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

(b)          the parties agree that the appropriate, exclusive, and convenient forum for any disputes between the parties arising out of or relating to this agreement (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.17) or the transactions contemplated hereby or thereby shall be in any state or federal court in HARRIS COUNTY, texas and each of the parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this agreement (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.17). the parties further agree that the parties shall not bring suit with respect to any disputes arising out of this agreement (OTHER THAN TO THE EXTENT SET FORTH IN SECTION 10.17) or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts. the parties further agree, to the extent permitted by law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the united states by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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(c)          TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN Section 10.3(b).

(d)          THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.4         Non-Compensatory Damages. NONE OF THE PARTIES SHALL BE ENTITLED TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION. SUBJECT TO THE PRECEDING SENTENCE, OWNER AND SERVICE PROVIDER WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (OTHER THAN, IN EACH CASE, REASONABLY FORESEEABLE CONSEQUENTIAL DAMAGES CUSTOMARILY AVAILABLE AS DIRECT DAMAGES WITH RESPECT TO COMMON LAW CONTRACTUAL DAMAGES CLAIMS), ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY.

10.5         Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Service Provider and Owner, or their respective Representatives or any failure by Service Provider and Owner to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Service Provider and Owner of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Service Provider and Owner under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

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10.6         Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the Services and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.7         Amendment. This Agreement may be amended only by an instrument in writing executed by all Parties.

10.8         Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than Owner and Service Provider and their respective successors and permitted assigns, or the Owner Indemnified Parties and the Service Provider Indemnified Parties (but only to the extent set out in Section 7.1 and Section 7.2, respectively), any rights, remedies, obligations or Liabilities under or by reason of this Agreement; provided, that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any Owner Indemnified Party or Service Provider Indemnified Party (but shall not be obligated to do so).

10.9         Assignment. No Party may assign (directly or indirectly, including by merger, consolidation, equity sale or otherwise, but excluding a Change of Control of either Party or any transaction involving the securities of any Party or any of its Affiliates that have publicly traded securities) this Agreement or its obligation or duties hereunder (except as expressly provided for herein) without the prior written consent of the other Party; provided, however, Owner may assign this Agreement to any Affiliate of Owner who then owns (or concurrently with the assignment of this Agreement will own) a portion of the Assets without Service Provider’s prior written consent, without relieving Owner from any of its obligations or Liabilities hereunder; and further provided that such Affiliate remains an Affiliate of Owner. Each Party acknowledges that the Services to be provided by Service Provider hereunder are unique personal services and that the entry of Owner into this Agreement is based on a special relationship with Service Provider and the unique qualities and abilities of Service Provider.

10.10         Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver all such future instruments and take such other further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties as expressed herein.

10.11         Preparation of Agreement. Each of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

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10.12         Severability. If any term or provision of this Agreement is determined to be invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.13         No Recourse. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any current, former or future equityholder, member, partner, owner, director, manager, officer, employee, agent, advisor or representative of Service Provider or of Owner.

10.14         Interpretation. All references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof”, and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article”, “this Section”, and “this subsection”, and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time.

10.15         Confidentiality.

(a)          Service Provider agrees that all information relating to the Assets or the business and finances of the Owner Group that is disclosed to Service Provider or that it obtains or develops in performing the Services, including all Owner Records and Data, is “Confidential Information” hereunder, shall be kept strictly confidential and shall not be disclosed at any time during the Term and any Transition Services Period and for a period of two (2) years thereafter, to any Person that is not a Party without Owner’s prior written consent and shall not be used for any purpose other than the performance of the Services, except that Confidential Information may be disclosed:

(i)          To the extent and only to the extent reasonably necessary for the performance of the Services, to Affiliates of the Service Provider and its and their directors, officers, managers, employees, members, partners, agents and authorized representatives (including attorneys, accountants, and consultants) (“Representatives”), provided that such Representatives need to know such Confidential Information for purposes of performing the Services and agree to be or are otherwise bound by the Service Provider’s obligations under this Section 10.15, and provided that Service Provider shall be liable hereunder for any breach of such obligations by any of its Representatives;

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(ii)         in response to a subpoena, document request, information request, discovery request, court order, or other legal process that would or may require disclosure of Confidential Information, to the extent permissible by law and consistent with Section 10.15(c) (provided that Service Provider shall (A) first give written notice of the intended disclosure to Owner as soon as practicable; (B) consult with Owner on the advisability of taking steps to resist or narrow the disclosure of Confidential Information; and (C) if disclosure is required or deemed advisable, cooperate with Owner in attempting to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Confidential Information, or that the Confidential Information will otherwise be held in the strictest confidence to the fullest extent permitted under the Laws, rules or regulations of any applicable Governmental Authority);

(iii)        to the extent that such Confidential Information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Service Provider, or its Affiliates;

(iv)        to the extent that any data or information, through no fault of Service Provider or any of its employees or Affiliates and without breach of any duty of confidentiality owed to Owner, becomes a part of the public domain (provided that information is not considered to be in the public domain for purposes of this Agreement unless it is lawfully available to the general public from a single source without restriction on its use or disclosure, and provided further that specific information is not considered to be in the public domain if only a general embodiment or description of such information is available in the public domain); or

(v)         to Third Parties owning interests in the Assets under Operating Agreements, but only such data and information as is customarily provided to such Third Parties.

(b)          Service Provider acknowledges that the unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, the precise measure of which would be difficult to ascertain. Accordingly, Owner will be entitled to seek specific performance and injunctive or other equitable relief, without bond, as a remedy for any such breach or threatened breach, in addition to all other rights and remedies that Owner may have.

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(c)          Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, or any other agreement or policy shall prevent Service Provider from, or expose Service Provider to criminal or civil liability under federal or state trade secret law for, (1) directly or indirectly sharing any trade secrets or other Confidential Information (except information protected by the Owner’s attorney-client or work product privilege) with an attorney or with any federal, state, or local government agencies, regulators, or officials, for the purpose of investigating or reporting a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Owner, or (2) disclosing trade secrets in a complaint or other document filed in connection with a legal claim, provided that the filing is made under seal.

10.16         Publicity. Without the prior written consent of Owner, Service Provider will not issue, or permit any agent or Affiliate of Service Provider to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, any Confidential Information or the activities contemplated hereby. Without the prior written consent of Service Provider, Owner will not issue, or permit any agent or Affiliate of Owner to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, the terms of this Agreement, any confidential or proprietary information of Service Provider (including the amount of the Services Fee), or the activities contemplated hereby.

10.17         Performance Dispute Resolution. Service Provider, may, upon notice to Owner, dispute a claim pursuant to Section 2.1(d) that Service Provider has failed, or is unable, to perform any of the Services, or that Service Provider has not cured such failure or inability, by submitting the matter to arbitration in accordance with this Section 10.17. Within ten (10) Business Days of a matter being submitted to arbitration by Service Provider in accordance with the preceding sentence, each of Service Provider and Owner shall (i) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (ii) submit such summaries to an arbitrator as selected by mutual agreement of the Parties (the “Arbitrator”), together with the applicable notice and any other documentation such Party may desire to submit. If the Parties cannot agree on an Arbitrator within ten (10) Business Days after Service Provider’s election to submit such matters to arbitration under this Section 10.17, then either Service Provider or Owner may request the Houston, Texas office of the American Arbitration Association (“AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Arbitrator shall render a decision choosing either Service Provider’s position or Owner’s position with respect to the matter submitted to arbitration, based on the materials described above. Any decision rendered by the Arbitrator pursuant hereto shall be final, conclusive, and binding on Service Provider and Owner and enforceable against any of the Parties in any court of competent jurisdiction. All costs of the Arbitrator shall be borne by the non-prevailing party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

SERVICE PROVIDER:

ENERVEST, LTD.

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ John B. Walker
Name:	John B. Walker
Title:	Chief Executive Officer

Enervest operating, l.l.c.

By:	/s/ Jud Walker
Name:	Jud Walker
Title:	President and Chief Executive Officer

OWNER

HARVEST OIL & GAS CORP.

By:	/s/ Nicholas Bobrowski
Name:	Nicholas Bobrowski
Title:	Vice President, Chief Financial
Officer and Secretary

Signature Page to

Services Agreement

ANNEX A

DEFINITIONS

“2018 Term” is defined in Section 3.1(b).

“2P PV-10” means the present value of future net pre-tax cash flows attributable to 2P Reserves as set forth in the Owner’s most recent Reserve Report.

“2P Reserves” means the sum of proved and probable reserves, estimated using production performance methods as set forth in the Owner’s most recent Reserve Report.

“AAA” is defined in Section 10.17.

“AFE” means any authorization for expenditure or other capital commitment relating to the Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither Owner nor any of its Subsidiaries shall be an Affiliate of Service Provider or any of its Affiliates, and neither Service Provider nor any of its Affiliates shall be an Affiliate of Owner or any of its Subsidiaries.

“Agreed Rate” means the United States prime rate as published in the “Money Rates” section of The Wall Street Journal, plus 300 basis points.

“Agreement” is defined in the preamble.

“Annual Delegation” is defined in Section 2.12.

“Applicable Contracts” means any Contracts entered into by or on behalf of Owner relating to the Assets.

“Arbitrator” is defined in Section 10.17.

“Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar taxes based upon the operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (x) any income, capital gain, franchise and similar taxes and (y) any transfer, sales, use and similar taxes incurred or imposed with respect to the transfer of any of the Assets.

“Assets” means the oil and natural gas properties owned by the Owner Group as of the date hereof, and any other oil and natural gas properties acquired or leased by the Owner Group after the Effective Date, with respect to which Owner elects to have Service Provider provide the Services.

Annex A

“Audit Period” is defined in Section 3.8(a).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of 120 days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such 120-day period.

“Burdens” means royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Year” means a period of 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above. Notwithstanding the foregoing, the proposed transaction resulting in the reorganization of EVOC shall not constitute a Change of Control.

Annex A

“Confidential Information” is defined in Section 10.15.

“Contract” means any written or oral: contract; agreement; agreement regarding indebtedness; indenture; debenture; note, bond or loan; collective bargaining agreement; mortgage; license agreement; farmin or farmout agreement; participation, exploration or development agreement; crude oil, condensate or gas purchase and sale, gathering, processing, transportation or marketing agreement; Operating Agreement; balancing agreement; unitization agreement; facilities or equipment lease; production handling agreement; or other similar contract, but in each case specifically excluding, however, any right-of-way, permit or other instrument (other than acquisition or similar sales or purchase agreements) creating, evidencing or assigning any interest in any Asset that constitutes real property or any other property related to or used or held for use in connection with the operation of any Asset.

“Development Plan and Budget” means a development plan and/or budget prepared annually by Service Provider and/or Owner, and adopted and approved by Owner. Until such time as an updated, revised, or replacement Development Plan and Budget is adopted and approved by Owner, references to the “Development Plan and Budget” shall be to the Development Plan and Budget attached hereto as Exhibit C; thereafter, references to the “Development Plan and Budget” shall be to the most recently adopted and approved Development Plan and Budget, at it may have been updated or revised with the approval of the Owner.

“Effective Date” is defined in the preamble.

“Emergency” is defined in Section 2.2.

“Encumbrance” means any pledges, restrictions on transfer, proxies and voting or other agreements, liens (statutory or otherwise), conditional sale, trust receipt, consignment or bailment, preference or priority, assessment, deed of trust, easement, servitude, claims, charges, mortgages, security agreements or interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever with respect to any property of any kind.

“EnerVest Management” is defined in the preamble.

“EVOC” is defined in the preamble.

“Excluded Services” is defined in Section 2.1(e).

“Existing Arrangements” means all gathering, processing, fractionation, transportation, and/or marketing agreements to which Service Provider (or any Affiliate of Service Provider) or Owner is a party and to which Hydrocarbon production from the Assets is subject.

“Extraordinary Expenses” means those reasonable and documented extraordinary expenses, not covered by the Services Fee, that were incurred by Service Provider.

Annex A

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: act of God, act of the public enemy, war, blockade, public riot, act of terrorism, lightning, fire, storm, flood or other act of nature, explosion, governmental action (including changes in Laws, regulations or policies with the effect of Law or, in each case, the enforcement thereof), and governmental delay or restraint (including with respect to the issuance of permits); provided, however, that a “Force Majeure Event” shall not include lack of financing or funds.

“Forward Commodity Prices” means the forward NYMEX prices for WTI and Henry Hub as far into the future as available. If available time periods differ for each commodity, then the price for the years not available for the commodity with the shorter time period will increase for such years at a rate of 1% per annum over the prior year until the end of the forward curve for the longer quoted commodity. Thereafter, prices for both WTI and Henry Hub will be held flat. NGL prices will be based on the product of the NGL Ratio and the NYMEX price for WTI for the applicable year.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Initial Term” is defined in Section 4.1.

“Key Persons” means the employees listed on Schedule 1-A and includes any replacements of any Key Persons made in accordance with Section 2.5.

“Laws” means any applicable constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liabilities” means any and all (a) claims, including those for property damage, pollution (including response costs, remediation costs, environmental damage and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, wrongful termination of employment, wages, compensation, benefits, discrimination, retaliation, and (b) damages, liabilities, losses, demands, liens, Encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) and amounts, of any kind or character, (in each case) whether arising in connection with judicial proceedings, administrative proceedings or otherwise.

Annex A

“LTIP” means any cash long-term incentive plan of Service Provider in effect as of the Effective Date.

“Material HSE Event” means (i) any material violation of any Law relating to health, safety, or the environment, or any material spill or release of oil or other hazardous materials that results in Owner or Service Provider incurring a material remediation obligation, in each case that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services or (ii) any fatal accident involving any employee of Service Provider or any contractor retained by Service Provider for the performance of the Services that occurs during the performance of the Services as a result of the activities of Service Provider or any contractor retained by Service Provider for the performance of the Services. For purposes of clause (i) of this definition “material” means any occurrence that results in fines or Liabilities in excess of $2 million in the aggregate or otherwise materially and adversely affects the business of the Owner Group in connection with the Assets.

“MIP” means any management incentive plan of Owner.

“Monroe Field Assets” means the oil and natural gas properties of the Owner located in the Monroe Field in Northern Louisiana.

“Monthly Statement” is defined in Section 3.4(a).

“NGL Ratio” means the ratio of (i) the weighted-average of 1-year forward Mt. Belvieu pricing for Ethane, Non-Tet Propane, Iso-Butane, Normal Butane and Natural Gasoline based on each of its representative volumetric proportions in the Owner’s average NGL barrel, to (ii) the price of a NYMEX WTI barrel for the same time period.

“Non-Operated Assets” means those Assets that are not Operated Assets.

“Oil and Gas Interest” means any oil and gas lease or oil, gas and mineral lease and any interests in such leases (including leasehold interests, royalty and overriding royalty interests and production payments), any mineral fee interests and any other mineral or royalty interests, any wells or future wells located on a gas or mineral lease, and any oil, gas or mineral unitization, pooling, operating or communitization contracts, declarations or orders, and any interests in the units created thereby.

“Omnibus Agreement” means that certain Omnibus Agreement dated September 29, 2006, by and between Service Provider, EV Energy Partners, LP, and EV Properties, L.P., as amended from time to time.

“Operated Assets” means those Assets that are operated by or on behalf of Owner.

“Operating Agreements” means the joint operating agreements, unit operating agreements and similar operating agreements burdening or relating to the Assets.

“Owner” is defined in the preamble.

Annex A

“Owner Group” means Owner and each Subsidiaries of Owner.

“Owner Group Costs” is defined in Section 3.5.

“Owner Indemnified Parties” means the Owner and its Affiliates and its and their contractors and subcontractors (other than Service Provider), and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Owner Records and Data” is defined in Section 3.6(a).

“Party” and “Parties” are defined in the preamble.

“Performance Termination” is defined in Section 4.2(c).

“Permitted Encumbrances” means (a) any Encumbrance for taxes that is not yet due and payable, (b) any Encumbrance in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrance arising by operation of law or in the ordinary course of business that does not, individually or in the aggregate, materially impair the use and enjoyment of any material Asset of the Owner Group and (c) any zoning, building code, land use, planning, entitlement or similar Law or regulation imposed by any Governmental Authority that does not, individually or in the aggregate, materially impair the use and enjoyment of any material Asset of the Owner Group.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Prior Obligations” means any obligation of the Owner to make payments to, or for the benefit of, Service Provider dated any date prior to the Effective Date that, (i) prior to the Effective Date, is subject to a separate written agreement or amendment to such agreement between the Owner Group and Service Provider, or (ii) following the Effective Date, is approved by the board of directors of the Owner within 45 days.

“Reasonable and Prudent Service Provider” is defined in Section 2.9.

“Records” means (i) all files, books, records, and accounts in Service Provider’s possession or to which Service Provider has access in any way relating to the Assets, including, without limitation, all such files, records, books, and accounts maintained in computer-sensible form, whether on magnetic tape, disks, or other storage media, together with the computer software and programs required to enter, delete, read, manipulate, revise, append, transfer, communicate, and/or print data therein, and including, without limitation, all title and contract files, legal files, well files, accounting records, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets; and (ii) all data and information contained in any of the records, books, accounts, files, and/or materials described above.

Annex A

“Relevant Data” means (i) the year-end Service Provider overhead budget, including, to the extent not included in such overhead budget, any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Service Provider LTIP in accordance with the terms and conditions thereof, but excluding expenses solely related to Service Provider’s non-Owner activities and any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Service Provider LTIP in accordance with the terms and conditions thereof related to Service Provider’s non-Owner related employees, (ii) any amounts vesting and payable during such Calendar Year during the Initial Term following the 2018 Term or any Renewal Term, as applicable, under the Owner MIP in accordance with the terms and conditions thereof related to Service Provider’s Owner related employees, which amount shall be determined based on a methodology to be mutually agreed upon by the Parties, (iii) year-end 2P Reserves, (iv) year-end 2P PV-10, (v) projected current year production, (vi) Well Count, (vii) projected current year capital expenditures and (viii) the Service Provider overhead employee estimated percentage time devoted to Owner matters.

“Renewal Term” is defined in Section 4.1.

“Representatives” is defined in Section 10.15(a)(i).

“Reserve Report” means a report prepared by the Owner’s reserve engineers, dated January 1 of the applicable year, of the oil and gas reserves attributable to the Owner or other Service Provider Group entity as applicable, together with a projection of production and future net income, production taxes, operating expenses and capital expenditures based on a 10-day average of Forward Commodity Prices immediately prior to January 1 of the applicable year. Operating expenses are assumed to escalate at a rate of 1% per annum.

“SEC” means the United States Securities and Exchange Commission.

“Service Provider” is defined in the preamble.

“Service Provider Group” means Service Provider and its Subsidiaries and Affiliates, other than any Subsidiary constituting part of the Owner Group.

“Service Provider Indemnified Parties” means the Service Provider and its Affiliates and its and their contractors and subcontractors, and its and their employees, officers, directors, shareholders, partners, owners, members, managers, agents and representatives.

“Services” is defined in Section 2.1(a).

“Services Fee” is defined in Section 3.1(b).

“Services Rate Cap” means the most recently published COPAS Overhead Adjustment Factor as published by the Council of Petroleum Accountants Societies, plus 2%.

“Stub Period” is defined in Section 3.1(a).

Annex A

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Term” is defined in Section 4.1.

“Termination Effective Date” means the date on which this Agreement terminates in accordance with Section 4.1 or Section 4.2.

“Third Party” means a Person other than Service Provider and its Affiliates and any Person in the Owner Group.

“Transition Services Period” is defined in Section 4.4.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

“Well Count” means the well count set forth in the most recent Reserve Report calculated as follows: each well in which a member of the Owner Group holds an interest exclusive of the members of the Service Provider Group and each well in which a member of the Service Provider Group holds an interest exclusive of the members of the Owner Group shall be counted on a gross basis. Each well in which a member of the Owner Group and one or more members of the Service Provider Group own an interest shall be counted as a fractional well based on the relative ownership of the members of the Owner Group and the members of the Service Provider Group. For example, if the Owner Group owns a 25% interest, the Service Provider Group owns a 50% interest and a Third Party owns a 25% interest in a well, then the amount calculated pursuant to the foregoing sentence for the Owner Group shall equal 0.33 and the amount calculated pursuant to the foregoing sentence for the Service Provider Group shall equal 0.67.

Annex A

EXHIBIT A

SERVICES

The “Services” to be provided by Service Provider in accordance with the terms and conditions of the Agreement shall include:

Management. Administer and manage the Assets and advise Owner concerning operation, maintenance, administration, management, exploration, development, production, and marketing with respect to the Assets. Service Provider shall provide the following services in respect of the management of the Assets as may be requested by Owner: (a) recommending to Owner and, at Owner’s direction, taking actions determined to be necessary to cause Owner to satisfy its obligations under applicable Law and permits and the Development Plan and Budget, (b) making recommendations to Owner, and at Owner’s direction, taking action relating to the development or improvement of the Owner’s operations and maintenance (including major maintenance) of its Assets, (c) the management and administration of the Applicable Contracts and liaising with any Person that is party to a material Applicable Contract with the Owner and (d) complying with the agreements to which Service Provider is a party with respect to the Assets. Subject to the limitations contained in this Agreement and as otherwise instructed at any time and from time-to-time by Owner, Service Provider shall act on Owner’s behalf of as operator of the Operated Assets, and shall act on Owner’s behalf as a non-operator of the Non-Operated Assets.

Development Plans and Budgets.

(a)          Prepare annually for Owner’s review, revise, and submit for Owner’s approval Development Plans and Budgets (and amendments and modifications to previously approved Development Plans and Budgets), and consulting with Owner as to such proposed development plans and budgets (or amendments and modifications thereto), including any amendments or modifications reasonably necessary following Owner’s acquisition of additional Oil and Gas Interests.

(b)          Implement the Development Plan and Budget by assisting Owner with (i) entering into Contracts and other obligations in accordance with the Development Plan and Budget and any other contract as approved by Owner; (ii) making expenditures for supplies, materials, tools and equipment and contracting for services associated with the Assets and in accordance with the Development Plan and Budget; (iii) contracting for all services associated with title review, obtaining environmental and other permits, surface preparation and the drilling, completion and physical operation of the Assets, in each case, in accordance with the Development Plan and Budget; and (iv) performing all actions necessary or appropriate to develop, engineer, manage, supervise, operate, maintain and repair the Assets, in each case, in accordance with the Development Plan and Budget.

Liens. Service Provider shall assist Owner in keeping the Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

Exhibit A

Lease Maintenance. Administer and maintain all Hydrocarbon leases, Division and Transfer Orders and other relevant land records, and Applicable Contracts.

Receipt of Notices and other Communications. On behalf of Owner and in accordance with good operating procedures, receive, review, categorize, classify, organize, record, file and maintain as Owner Records and Data all notices, correspondence, reports, instruments, writings, agreements, documents, claims, assertions, demands, records, invoices, and other communications received by Service Provider from all operators, co-owners, purchasers under any sales contract, Governmental Authorities and other parties; on routine matters, respond to the foregoing on behalf of Owner, as appropriate.

Furnish Copies of Notices and other Communications. Promptly following receipt by Service Provider, furnish to Owner a copy of any notice, correspondence, report, instrument, writing, agreement, document, assertion, record, demand, claim, petition or other filing from any legal proceeding relating to the Assets. Upon request from Owner, promptly following receipt by Service Provider, furnish to Owner copies of the following materials: proposals to drill, deepen, rework, complete, recomplete, core, log, test, treat, plug back, sidetrack, equip, or abandon any well, including a new well; any other proposal accompanied by an authorization for expenditure not included in the Development Plan and Budget; any proposed or revised division order or transfer order affecting production attributable to the Assets; any communication (such as notices of price redeterminations) that relates to potential or actual reductions in takes or in the prices or revenues received or to be received by Owner under any contract for the sale of oil, gas, or other hydrocarbons or substances; and notice of any well blowout, loss of life, material property damage, or other material loss or Emergency affecting the Assets.

Recommendations. On any matter proposed by any Person under any applicable Operating Agreement or otherwise requiring the expenditure, net to the Owner’s interest in the Assets not included in the Development Plan and Budget and requiring Owner’s consent, approval, participation, or election pursuant to an Operating Agreement, promptly following receipt by Service Provider, furnish Owner with (a) a copy of such proposal, together with all authorizations for expenditure and other supporting material, and (b) a statement of Service Provider’s recommendation on such matter. Service Provider shall follow Owner’s direction with respect to any such decision.

Communication. Upon reasonable notice, attend meetings and otherwise communicate for and on behalf of Owner with operators, purchasers of production, and other parties. On routine matters and other matters on which this Agreement permits Service Provider to exercise its discretion, Service Provider shall exercise its discretion on behalf of Owner in making such communications. On other matters and matters involving Emergencies, Service Provider shall act in accordance with the instructions of Owner and shall, in no case, make any financial commitment on behalf of Owner except as provided herein or except with express instructions from Owner to do so.

Routine Operations. Service Provider shall act for and on behalf of Owner with respect to routine day-to-day administration and management of the Assets.

Exhibit A

Technical Advice. Upon request, furnish qualified geologists, geophysicists, and petroleum engineers currently on Service Provider’s staff or Third Party consultants to evaluate and analyze the results of any drilling, testing, logging, or other operations on any lands constituting part of the Assets or pooled, unitized, or communitized with such land, advise Owner with respect thereto, and recommend for or against other operations based thereon.

Regulatory Compliance. Prepare, apply for, submit, file, receive, hold, use, abandon, and/or relinquish, as appropriate, all routine, non-tax registrations, permits, reports, statements, certificates, applications, and filings with Governmental Authorities and other Persons that are contemplated by, or are required in connection with, the activities described in the Development Plan and Budget or are required by applicable law, rules, regulations, or ordinances, in connection with the Assets, including, without limitation, drilling permits, and production reports. In the case of any of the foregoing activities that must be performed by Owner directly, Service Provider shall notify Owner of such obligation and assist Owner in such performance.

Marketing. Upon the request of Owner, assist Owner in producing, treating, storing, transporting, and marketing production attributable to any Asset, and collecting the proceeds thereof, including balancing receivables; solicit, negotiate, and receive offers to purchase such production; recommend acceptance or rejection of such offers; furnish to Owner following receipt by Service Provider proposed purchase contracts and division or transfer orders for execution; recommend actions with respect to production, treatment, storage, and transportation of such production; and carry out Owner’s instructions with respect to the foregoing.

Contracts. In each case, in accordance with the terms and conditions of this Agreement, including Section 2.3, (i) negotiate, execute, modify, administer, and extend Contracts on behalf of Owner; and (ii) maintain and materially comply with (to the extent within the control of Service Provider), on behalf of Owner, all Contracts that (1) are entered into by Owner, if such Contract has been provided to Service Provider, and (2) relate to the Assets or to Service Provider’s fulfillment of its obligations under Section 2.1.

Maintenance of Records, Etc. Preserve, protect, and maintain as Owner Records and Data the Records in accordance with best industry practice; promptly and routinely enter and/or deposit in the Records all documents, billings, invoices, statements, receipts, logs, tank tables, daily gauge and run tickets, logs, seismological sections, correspondence, interpretations, reserve reports and other reports, and other data, information, and instruments in any way relating to the Assets as they are received by or become available to Service Provider; on request by Owner, prepare and deliver to Owner at Owner’s expense copies of all or any information, data, or materials in the Records and pertaining to the Assets; on expiration or termination of this Agreement, deliver to Owner at Service Provider’s sole expense the original Records. For the avoidance of doubt, such Records shall also include (a) copies of all logs and surveys furnished by the operators of the Assets; (b) regular drilling, workover or similar operations reports furnished by the operators of Assets; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of Owner’s Assets; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as request would be maintained by a reasonably prudent operator.

Exhibit A

Consultants. Recommend the engagement of such geologists, geophysicists, engineers, landmen, attorneys, and other professional consultants and contractors as Service Provider reasonably deems necessary or advisable to (1) protect or further Owner’s interest and/or (2) comply with Service Provider’s obligations under this Agreement, on approval by Owner, engage such consultants and contractors at Owner’s expense (to the extent such costs are not included in the most recent Service Provider overhead budget) and direct their activities in accordance with Owner’s instructions.

Information. Use its best efforts to inform Owner regularly about the status of all undertakings under this Agreement; furnish to Owner any data, maps, records, files, and other information as Owner may from time to time reasonably request with respect to the Assets; on reasonable advance notice, make available the employees, subcontractors or agents of Service Provider to consult with Owner or Owner’s Representatives in periodic meetings or otherwise; and, on request, prepare and deliver to Owner such financial, technical, or other reports pertaining to the Assets as Owner may reasonably request, including, without limitation, well-by-well reports of production, provided such information is available to Service Provider.

Examination of Title. In accordance with the instructions of Owner, undertake to obtain title opinions from qualified oil and gas title attorneys for the Assets, and in the order of priority designated by Owner. Except to the extent such title examination is performed under an Operating Agreement (in which case Owner shall be responsible for its proportionate share of costs as provided therein), Owner shall reimburse Service Provider for all costs of obtaining such title opinions as attributable to the Assets.

Other Opportunities. Service Provider shall advise Owner concerning, and keep Owner informed about, the operation, maintenance, leasing, administration, management, development, production, and marketing with respect to Owner’s interest in the Assets, including without limitation, to the best of its knowledge, proposals to lease, acquire, sell or otherwise dispose of some or all of the Assets and proposals to lease, acquire, construct or expand facilities necessary or desirable for the operation of the Assets.

Tax and Accounting Services. Service Provider shall (a) provide and oversee financial and tax reporting and cash management services, (b) assist Owner in the preparation of all audited financials with respect to the Assets and the business of Owner, including conducting or causing to be conducted financial reporting for SEC filings, including annual and quarterly reports, audits of financial records and reports, and (c) perform such other accounting services as Owner may reasonably request.

IT Services. Service Provider shall maintain information technology that is reasonably necessary to perform the Services including (a) the management and maintenance of computer networks and databases and technology systems associated with the Assets and related financial records and (b) the development and implementation of security policies and systems for the computer databases and technology systems holding the data of Owner. Service Provider shall also provide to Owner Group information technology services sufficient for Owner Group to properly manage its business.

Exhibit A

Business Development. If Owner elects to acquire or divest any Oil and Gas Interests, upon request by Owner, Service Provider shall, and shall cause its officers and employees to, reasonably assist and cooperate with Owner and its Representatives in the evaluation and completion of such acquisition or divestiture.

Disposition of Assets. Upon request of Owner, Service Provider shall, and shall cause its officers and employees to, assist and cooperate with Owner and its Representatives in connection with any direct or indirect asset sale, transfer, or other disposition pursued by Owner or any of its Subsidiaries.

Technical Evaluation. Service Provider shall provide technical, geological, petroleum engineering and related evaluations that are necessary or appropriate to perform the Service and to evaluate proposed acquisitions of oil and gas properties by Owner.

Safety. Service Provider shall maintain written health, safety and environmental policies, programs and systems covering operation of the Assets that conform in all material respects with applicable industry standards, a copy of which will be provided Owner.

Releases. Service Provider shall, upon instruction from Owner, report any spill or environmental release to the appropriate state or federal regulatory agencies as required by Law.

Reports. Service Provider shall prepare and deliver to Owner reports of the same type and in the same manner as were delivered to Owner during the twelve (12) month period preceding the Effective Date, and such other reports as Owner Group may reasonably request from time to time.

Financing and Financial Reporting. Service Provider shall, and shall cause its officers and employees to, cooperate with the Owner Group and assist in the preparation of Owner’s reporting obligations under the rules and regulations of the SEC (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and including the preparation of management discussion and analysis in Owner’s SEC filings) or stock exchange rules. Service Provider shall, and shall cause its officers and employees to, cooperate with the independent auditors of Owner in connection with any of the foregoing.

Financing Assistance. Service Provider shall, and shall cause its officers and employees to, cooperate with Owner and its Representatives in connection with any direct or indirect debt or equity financing pursued by Owner or any of its Subsidiaries.

Office Space & Supplies.  Service Provider shall provide the Owner with sufficient office space in its Houston headquarters as well as reserved parking for its employees.  Additionally, the Service Provider shall provide the necessary equipment (including computers, copiers, telephones, desks, chairs, etc.) and office supplies. All items shall be of the same quality and standard that has been provided during the one-year period prior to the Effective Date.

Exhibit A

Human Resource Support. Service Provider shall continue to provide the Owner with Human Resource support and participation in Service Provider’s employee benefit plans (excluding any retirement plans), in the same manner that has been provided under the Omnibus Agreement during the one-year period prior to the Effective Date.  However, Owner will be required to make its own accommodations for Third Party payroll and related services, healthcare and other employee benefits and retirement plans starting on or before January 1, 2019.

Legal Services and Joint Defenses. The Parties acknowledge that, as of the Effective Date, certain members of the Owner Group and the Service Provider Group are parties to legal proceedings in which such Owner Group members and Service Provider Group members jointly own interests in the assets subject to such proceedings and share a common interest in the proceedings. After the Effective Date, such Owner Group and Service Provider Group members shall use commercially reasonable efforts to promptly enter into written joint defense agreements with respect to such proceedings to govern the common defense and joint strategy and to preserve attorney-client, allied litigant, and other applicable legal privileges. With respect to legal proceedings in which no member of Service Provider Group is a party and for which Service Provider has provided legal services prior to the Effective Date, the Parties will cooperate after the Effective Date to promptly transition the management of such proceedings to Owner or to enter into other appropriate arrangements to preserve applicable legal privileges.

Other Duties. Upon approval of Owner, do such other acts as are necessary or useful in carrying out the duties set forth above or enumerated by any provision of this Agreement.

Exhibit A

EXHIBIT B

ACTIONS REQUIRING OWNER GROUP APPROVAL

(a)          cause or direct the Owner Group to enter into any Applicable Contract (or make any modifications, amendments or extensions thereto) (i) with any Affiliate of Service Provider or (ii) with any Third Party, to the extent any such Third Party Applicable Contract is likely to result in annual obligations of Owner in excess of $100,000 (net to Owner’s interest), in the aggregate;

(b)          incur any indebtedness or borrowed money or encumber, hypothecate, mortgage, burden, or otherwise alter or impair the Assets, or do any act (or attempt to do any act) that has the natural and foreseeable consequence of causing any of the foregoing;

(c)          sell, assign, transfer, surrender or relinquish or farm out the Assets with a fair market value reasonably estimated by Service Provider to exceed $100,000 (net to Owner’s interest) excluding (i) the sale of equipment no longer used or useful in connection with the operation of the Assets so long as the Owner Group receives all of the proceeds attributable thereto, (ii) the sale or marketing of Hydrocarbon production attributable to Assets consistent with the terms of the Agreement and this Exhibit B, or (iii) acreage trades;

(d)          purchase or acquire for Owner’s account any additional interests of any kind in oil, gas or other minerals for a cash purchase price in excess of $100,000 (net to Owner’s interest)

(e)          except as expressly provided in the Development Plan and Budget (including any over expenditures that may be allowed by this Agreement) or in connection with an Emergency, propose, conduct or elect to participate in any operation reasonably expected to cost Owner in excess of (i) $100,000 (net to Owner’s interest) for any individual operation or (ii) $500,000 (net to Owner’s interest) in the aggregate for all operations proposed by Service Provider;

(f)          except in accordance with the Development Plan and Budget (including any over expenditures that may be allowed by this Agreement) or in connection with an Emergency, approve any individual AFE or similar request under any Applicable Contract (other than those required under the terms of any Applicable Contract) which would reasonably be estimated to require expenditures in excess of (i) $100,000 (net to Owner’s interest) for any individual operation or (ii) $500,000 (net to Owner’s interest) in the aggregate for all related AFEs or similar requests;

(g)          make any regulatory or other filings of any kind with any Governmental Authority that could reasonably be expected to materially adversely affect the Owner Group’s ownership or use of, and the ability to operate, the Assets, except as required by applicable Law;

(h)          commence or settle any litigation or arbitration with respect to the Owner Group or the Assets;

(i)          make any affirmative non-consent election with respect to the Assets relating to any individual operation requiring expenditures in excess of $100,000 (net to Owner’s interest);

Exhibit B

(j)          enter into, modify or terminate any hedging obligations with respect to the Assets or Owner;

(k)          retain external auditors, outside counsel, and investment bankers by Owner;

(l)          acquire or license any seismic data for which the Owner Group bears all or a portion of the costs; or

(m)          commit to do any of the foregoing.

Exhibit B

EXHIBIT C

INITIAL DEVELOPMENT PLAN AND BUDGET

Exhibit C

Exhibit D

EXHIBIT E

OWNER’S DELEGATION OF AUTHORITY

Delegation of Authority

This DELEGATION OF AUTHORITY (this “Delegation of Authority”) is made and issued as of [•], 2018 by the undersigned in connection with the performance of the transactions contemplated by that certain Services Agreement (the “Services Agreement”), dated June 4, 2018, by and among EnerVest, Ltd., a Texas limited partnership (“EnerVest Management”), EnerVest Operating, L.L.C., a Delaware limited liability company (“EVOC” and together with EnerVest Management, “Service Provider”), and Harvest Oil & Gas Corp., a Delaware corporation (“Owner”). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Services Agreement.

WHEREAS, pursuant to the Services Agreement, Owner, on the one hand, and Service Provider, on the other hand, agreed to have Service Provider perform the Services (as defined in the Services Agreement) on behalf of Owner pursuant to and in accordance with the terms of the Services Agreement; and

WHEREAS, pursuant to the terms of Services Agreement, Owner has agreed to execute and deliver to Service Provider this Delegation of Authority.

NOW, THEREFORE, subject to the limitations set forth in the Services Agreement, as applicable, Owner hereby constitutes and appoints Service Provider as its true and lawful attorney with full power, in Owner's name and stead, on behalf of Owner:

(a)          to perform the Services on behalf of Owner in order to implement and execute the Development Plan and Budget attached hereto as Exhibit 1;

(b)          to cause Owner to enter into contracts in the ordinary course of business and execute such contracts on Owner's behalf as may be necessary or desirable to implement and execute the Development Plan and Budget;

(c)          to make such expenditures as may be necessary or desirable to implement and execute the Development Plan and Budget;

(d)          to oversee performance of contractual obligations in order to implement and execute the Development Plan and Budget; and

(e)          to do all other acts and things deemed by Service Provider in good faith to be necessary or desirable in connection with the performance of the Services in order to implement and execute the Development Plan and Budget.

Exhibit E

This Delegation of Authority shall terminate automatically upon the earlier of (i) the termination of the Services Agreement, or (ii) written notice by Owner. No termination of this Delegation of Authority shall affect the rights, obligations or other provisions set forth in the Services Agreement.

Third parties contracting with Service Provider shall be authorized to rely upon this Delegation of Authority as evidence of Service Provider’s authority to act on behalf of, and in the name of, Owner.

[Signature page follows]

Exhibit E

IN WITNESS WHEREOF, Owner has executed and delivered this Delegation of Authority as of the date first written above.

OWNER:

HARVEST OIL & GAS CORP.

By:
Name:
Title:

Signature Page to Delegation of Authority

EXHIBIT 1

DEVELOPMENT PLAN

[See attached]

Exhibit 1

SCHEDULE 1-A

KEY PERSONS

1.	Barry Lay – Senior Vice President and General Manager

2.	Ryan Flory – Senior Vice President and Chief Accounting Officer

3.	Michael Cheng – Senior Vice President, Finance and Tax

4.	Keri Johnson – Financial Reporting Manager

Schedule 1-A